Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:	[ ], 200[ ]
To:	[ ]
From:	Spark Networks, Inc.
Re:	Rejected Notice of Withdrawal Under Exchange Offer

Unfortunately, your Notice of Withdrawal regarding our exchange offer was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s):                             . If you wish to withdraw your previously delivered Election Form and Eligible Option Information Sheet, please complete and sign the attached Notice of Withdrawal and deliver it to Spark so that it is received before 3:00 p.m., Pacific Time, on January 5, 2009 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

Spark Networks, Inc.

8383 Wilshire Boulevard, Suite 800

Beverly Hills, California 90211

Attention: Joshua A. Kreinberg, Corporate Secretary

Phone: (323) 658-3000

By Facsimile

Spark Networks, Inc.

Attention: Joshua A. Kreinberg, Corporate Secretary

Facsimile: (323) 658-3001

By Hand or Interoffice Mail

Attention: Joshua A. Kreinberg, Corporate Secretary

By Email (By PDF or similar imaged document file)

jkreinberg@spark.net

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer at 3:00 p.m., Pacific Time, on January 5, 2009, all eligible options currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of the exchange offer, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Joshua A. Kreinberg, Corporate Secretary, at 8383 Wilshire Boulevard, Suite 800, Beverly Hills, California 90211 or by calling (323) 658-3000 or sending an email to jkreinberg@spark.net.

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